UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d)(2))
☒	Definitive Information Statement

LASER PHOTONICS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LASER PHOTONICS CORPORATION

1101 North Keller Road

Suite G-2

Orlando, Florida 32810

(407)804-1000

Notice of Action by Written Consent of Stockholders to be Effective October 21, 2024

Dear Stockholder:

Laser Photonics Corporation, a Delaware corporation (the “Company”), hereby notifies our stockholders of record on September 17, 2024, that the majority of stockholders have approved, by written consent in lieu of a special meeting on August 26, 2024, the following proposal:

To approve the transactions contemplated by the securities purchase agreement, entered into as of August 16, 2024, by and between the Company and investors, including, the issuance of 20% or more of our outstanding shares of common stock, par value $0.001 per share (“Common Stock”) upon exercise of the warrants to purchase Common Stock dated August 16, 2024.

This Information Statement is first being mailed to our stockholders of record as of the close of business on September 17, 2024. The action contemplated herein will not be effective until October 21, 2024, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action is taken by consent of the holder of a majority of the voting shares outstanding, and pursuant to Delaware law and the Company’s Bylaws that permit holders of a majority of the voting power to take a stockholder action by written consent. Proxies are not being solicited because the majority stockholders holding the majority of the voting power of the issued and outstanding voting capital stock of the Company have voted in favor of the proposals contained herein.

/s/ Wayne Tupuola
President and CEO
September 30, 2024

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LASER PHOTONICS CORPORATION

1101 North Keller Road, Suite G-2

Orlando, FL 32810

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of Laser Photonics Corporation, a Delaware corporation (the “Company”), in connection with the approval of the transactions contemplated by the securities purchase agreement, entered into as of August 16, 2024, by and between the Company and investors, including, the issuance of 20% or more of our outstanding shares of common stock, par value $0.001 per share (“Common Stock”) upon the exercise of a warrant (the “Common Warrant”) dated August 16, 2024.

As of the date of this Information Statement, our voting securities consist of our Common Stock, of which 13,770,427 shares are outstanding. Approval of the Amendment requires the affirmative consent of a majority of the shares of our Common Stock issued and outstanding at September 19, 2024 (the “Record Date”). The quorum necessary to conduct business of the stockholders consists of a majority of the Common Stock issued and outstanding as of the Record Date.

Our majority stockholder, ICT Investments, LLC (the “Consenting Shareholder”), beneficially owns 8,438,695 shares of Common Stock constituting approximately 61% of the issued and outstanding shares of Common Stock. The Consenting Stockholder has the power to vote the majority of our Common Stock, which number exceeds the majority of the issued and outstanding shares of our Common Stock on the date of this Information Statement. The Consenting Stockholder has consented to the proposed action set forth herein and had the power to pass the proposed corporate action without the concurrence of any of our other stockholders.

The approval of this action by written consent is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of Common Stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. To eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our Common Stock.

This Information Statement will be mailed on or about September 30, 2024, to stockholders of record as of the Record Date and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

The Delaware General Corporation Law does not provide for dissenter’s rights of appraisal in connection with the proposed actions nor have we provided for appraisal rights in our Certificate of Incorporation or Bylaws.

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PROPOSAL 1 – APPROVAL OF THE NASDAQ PROPOSAL

Summary

The purpose of this Proposal is to approve, pursuant to The Nasdaq Stock Market LLC Rule 5635(d), the issuance of 20% or more of the Company’s outstanding shares of Common Stock in connection with the transactions contemplated by the Securities Purchase Agreement (as defined below), including, without limitation, the issuance of shares of Common Stock upon exercise of the Common Warrants (as defined below) issued to the Purchasers (as defined below).

Background

Private Placement

On August 16, 2024, the “Company entered into a private placement transaction (the “Private Placement”), pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of $3.0 million, before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes.

As part of the Private Placement, the Company issued an aggregate of 1,500,000 units (the “Units”) at a purchase price of $2.00 per unit, each Unit consisting of (i) one share of common stock, par value $0.001 per share, of the Company (“Common Stock”) and (ii) one warrant to purchase share of Common Stock at an exercise price of $4.34 per share, subject to adjustment (each a “Common Warrant” and collectively the “Common Warrants”). The Common Warrant will be exercisable on the earlier of six months after issuance or stockholder approval and will expire 5.5 years from issuance.

The Company also entered into a placement agent agreement (the “Placement Agent Agreement”) with Aegis, dated August 16, 2024, pursuant to which Aegis agreed to serve as the exclusive placement agent for the Company on a “best efforts” basis in connection with the Private Placement. The Company agreed to pay Aegis a cash placement fee equal to 8.0% of the gross cash proceeds received in the Private Placement and to pay for certain expenses of the Private Placement incurred by Aegis. Pursuant to the Placement Agent Agreement, without the prior written consent of the Purchasers, the Company will not, for a period of 60 days after the later of the Release Date (as defined in the Securities Purchase Agreement) (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof.

Concurrently with the Placement Agent Agreement and the Securities Purchase Agreement, on August 16, 2024, the Company and the Purchasers entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale of the shares issuable upon exercise of the Common Warrants within 15 days after the Closing Date (the “Filing Date”). Under the terms of the Registration Rights Agreement, the Registration Statement must be declared effective within 15 days after the Filing Date or 45 days following the Filing Date if the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages to the Purchasers if the Company fails to file the Registration Statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, or if the Company fails to maintain the effectiveness of the Registration Statement.

The Common Warrants will be exercisable at any time or times upon the earlier of the date Stockholder Approval (as defined below) is obtained or six months from the issuance date of August 19, 2024, have an initial exercise price of $4.34 per share of Common Stock and a termination date of February 18, 2030. The exercise price and number of shares of Common Stock issuable upon exercise of the Common Warrants are subject to adjustment upon future dilutive issuances and stock combination events, including stock dividends, stock splits, rights offerings and pro rata distributions following the date of the Securities Purchase Agreement. Whenever on or after the subscription date, as long as the Common Warrant is outstanding, the Company issues or sells any Common Stock for a consideration per share less than a price equal to the exercise price in effect immediately prior to such issue or sale or deemed issuance or sale (the “Base Price”), then immediately after such dilutive issuance, the exercise price then in effect shall be reduced to the Base Price that shall not be less than the Floor Price that, following Stockholder Approval, is defined as $0.652, a price equal to 20% of the Nasdaq Minimum Price prior to pricing on the date of the Securities Purchase Agreement, as defined in Nasdaq Listing Rule 5635(d)(1)(A)

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Pursuant to the Securities Purchase Agreement, the Company must hold a special meeting of stockholders at the earliest practicable date after the date of the Securities Purchase Agreement, but in no event later than 60 days after the closing date of the Private Placement, for the purpose of obtaining stockholder approval (the “Stockholder Approval”), to solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. Within ten business days following the closing date of the Private Placement, the Company shall file with the SEC this Proxy Statement for the purpose of obtaining Stockholder Approval. From the date of the Securities Purchase Agreement until six months from the Release Date (as defined below), the Company is prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock Equivalents (defined as any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.as defined below) (or a combination of units thereof) involving a Variable Rate Transaction (defined as a transaction in which the Company (i) issues or sells any shares of Common Stock or Common Stock Equivalents either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, other than in connection with customary anti-dilution adjustments resulting from future stock splits, stock dividends or similar transactions, or (ii) issues or sells any amortizing convertible security that amortizes prior to its maturity date, whereby it is required to or has the option to (or the investor in such security has the option to require the Company to) make such amortization payments in Common Stock (whether or not such payments in stock are subject to certain equity conditions) or (iii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or “at-the-market” offering, whereby it may sell securities at a future determined price, regardless of whether Shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled, provided that any issuance of shares upon the exercise of the Common Warrants issuable hereunder will not be deemed a Variable Rate Transaction.as defined below).

Effect of Issuance of Additional Securities

The issuance of the securities described in this Proposal would result in the issuance of over 20% of the Company’s outstanding shares of Common Stock on a pre-transaction basis. As such, for so long as the Purchasers beneficially own a significant amount of shares of our Common Stock, they could significantly influence future Company decisions. Our stockholders will incur dilution of their percentage ownership to the extent that the Purchasers fully exercise the Common Warrants. Further, because of the possibility that the exercise price of the Common Warrants may be further adjusted to a lower amount, stockholders may experience an even greater dilutive effect. Stockholder approval of Proposal No. 1 will apply to all issuances of Common Stock pursuant to the Common Warrants, including such potential issuance of additional shares.

Nasdaq Marketplace Requirements and the Necessity of Stockholder Approval

Our Common Stock is currently listed on The Nasdaq Capital Market and, as such, the Company is subject to the Nasdaq rules. Nasdaq Marketplace Rule 5635(d) requires the Company to obtain stockholder approval prior to the issuance of shares of Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by the Company of shares of Common Stock (and/or securities convertible into or exercisable for shares of Common Stock) equal to 20% or more of the shares of Common Stock outstanding prior to such issuance where the price of the Common Stock to be issued is below the “Minimum Price.” “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. Shares of Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value. The Company believes that the transactions contemplated by the transaction documents in connection with the Securities Purchase Agreement, including full issuance of shares of Common Stock upon the exercise of the Common Warrants into shares of Common Stock, may require stockholder approval.

If our stockholders do not approve this Proposal, the Common Warrants will not be fully exercisable in a manner that complies with Nasdaq Marketplace Rule 5635(d).

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Additional Information

This summary is intended to provide you with basic information concerning the Securities Purchase Agreement and the Common Warrants. The full text of the Securities Purchase Agreement, the form of Common Warrants and the Registration Rights Agreement were filed as exhibits to our Current Report on Form 8-K filed with the SEC on August 23, 2024.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of our Common Stock issued and outstanding at the Record Date is required to approve the Nasdaq Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO APPROVE THE NASDAQ PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 16, 2024, certain information concerning the beneficial ownership of our capital stock, including our common stock, and stock options as converted into common stock, by:

●	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
●	each director;
●	each named executive officer;
●	all of our executive officers and directors as a group; and
●	each person or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. The applicable percentage ownership before this offering is based on 15,270,427 shares of common stock outstanding as of September 16, 2024.

The column entitled “Percentage of Class” is based on 15,270,427 shares of common stock outstanding as of September 16, 2024. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of September 16, 2024, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

ICT Investments, LLC has voting control through its beneficial ownership of 8,438,695 shares of Common Stock.

Name of Beneficial Owner[1]	No. of Shares	% of Total Shares Outstanding	% of Total Voting Power
5% or Greater Stockholders
ICT Investments, LLC[2]	4,438,695	32%	32.2%
Fonon Corporation[2]	3,000,000	21.8%	21.8%
Fonon Technologies, Inc.[2]	1,000,000	7.3%	7.3%
Named Executive Officers and Directors:
Wayne Tupuola	351,760	2.5%	2.5%
Igor Vodopivanof	0	0
Tim Miller	0	0
Troy Parkos	0	0
Carlos M. Gonzalez	0	0
	—	—
All Officers and Directors as a Group		2.5%	2.5%
*Represents less than 1%

(1)	Unless otherwise indicated, the address of such individual is c/o the Company.

(2)	Dmitriy Nikitin has voting control through his ownership of all membership interests of ICT Investments, LLC, that controls Fonon Corporation and Fonon Technologies, Inc.

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DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement.

Security holders sharing an address and receiving a single copy may request to receive a separate Information Statement at Laser Photonics Corporation, 1101 North Keller Road, Suite G-2, Orlando, FL 32810. Security holders sharing an address can request delivery of a single copy of the Information Statement if they are receiving multiple copies may also request to receive a separate Information Statement at Laser Photonics Corporation, 1101 North Keller Road, Suite G-2, Orlando, FL 32810, telephone: (407) 804-1000.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our filings with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Laser Photonics Corporation, 1101 North Keller Road, Suite G, Orlando, Florida, telephone: (407) 804-1000.

Date: September 27, 2024	Laser Photonics Corporation

By Order of the Board of Directors

	By:	/s/ Wayne Tupuola
Wayne Tupuola
President and CEO

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